SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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March 26, 2019

Re:	Sabre Corporation (NASDAQ: SABR)
Proxy Statement for 2019 Annual Meeting of Stockholders to be held April 23, 2019

To the Stockholders of Sabre Corporation:

On March 8, 2019, we filed our definitive proxy statement for our upcoming 2019 Annual Meeting of Stockholders to be held on April 23, 2019.

In Proposal 5 included in our proxy statement and the proxy card for the 2019 Annual Meeting, we have asked that our stockholders approve our 2019 Director Equity Compensation Plan (the “2019 Director Plan”). On March 21, 2019, Glass Lewis, a proxy advisory firm, issued voting recommendations relating to our 2019 Annual Meeting.

Advisory Firm Recommendations and Rationale

In its voting recommendations, Glass Lewis recommended that stockholders vote against the 2019 Director Plan, noting that the plan allows non-employee directors to receive performance-based equity awards. The firm stated its belief that these awards have the potential to align interests of directors with the interests of executives. In light of the inclusion of the ability to grant performance-based equity awards under the 2019 Director Plan, Glass Lewis believes that stockholders should not support that plan.

Sabre Corporation Response to Glass Lewis’ Recommendation Regarding the 2019 Director Plan

These additional proxy materials are being provided for the purpose of addressing Glass Lewis’ recommendation of a vote against the 2019 Director Plan.

Since May 2016, we have issued equity awards to non-employee directors pursuant to our stockholder-approved 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”). The 2016 Omnibus Plan provides flexibility regarding certain terms and conditions of awards granted under the 2016 Omnibus Plan, such as the ability to grant performance-based awards to any participant, including non-employee directors. We believe this flexibility is important to enable us to structure awards that provide appropriate incentives to participants, align the interests of plan participants with our stockholders and respond to developing market practices at the time the grants are made. Accordingly, we have included this flexibility in the 2019 Director Plan.

Notwithstanding the flexibility provided under the 2016 Omnibus Plan, we have not granted performance-based awards to non-employee directors under the 2016 Omnibus Plan, and at this time we do not intend to issue performance-based awards to non-employee directors under the 2019 Director Plan.

Consequently, we believe that Glass Lewis’ concerns regarding the inclusion of the ability to grant performance-based awards under the 2019 Director Plan are unwarranted and should not result in stockholders voting against the 2019 Director Plan.

For the foregoing reason and the reasons included in our proxy statement, the Board of Directors unanimously continues to recommend that our stockholders vote “FOR” the 2019 Director Equity Compensation Plan.

Your vote is important. Please carefully consider the proposals included in our proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•	FOR the election of Messrs. Bravante, Osnoss, Rowe and Siciliano as directors, each to serve a one-year term,

•	FOR the ratification of the appointment of our independent auditors,

•

FOR the adoption of the Fourth Amended and Restated Certificate of Incorporation, which eliminates the supermajority voting provisions and deletes certain obsolete provisions from our Certificate of Incorporation,

•	FOR the approval of our 2019 Omnibus Incentive Compensation Plan, and

•	FOR the approval of our 2019 Director Equity Compensation Plan.

Only stockholders of record at the close of business on February 25, 2019 or their proxy holders may vote at our 2019 Annual Meeting. Our definitive proxy statement and Sabre’s 2018 annual report are available at www.proxydocs.com/SABR.

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